Exhibit 99.2

January 24, 2007

Corporate Secretary

Tier Technologies

10780 Parkridge Boulevard, Suite 400

Reston, VA 20191

Re:  Advance Notice of Shareholder Nominee

Giant Investment, LLC, a Delaware limited liability company (“Giant”) hereby submits this notice (this “Notice”) on the date hereof to Tier Technologies, Inc. (the “Company”).

Giant is currently the beneficial owner of 1,834,000 shares, and the record owner of one share, of Common Stock, par value $0.01 per share (“Common Stock”), of the Company, representing approximately 9.0% of the outstanding Common Stock of the Company (based upon 20,383,606 shares of Common Stock outstanding as of January 8, 2007, as reported by the Company in its Schedule 14A filed with the Securities Exchange Commission January 17, 2007). A copy of the certificate representing Giant’s record ownership of the Company’s Common Stock is attached hereto as Annex A.  Giant currently intends to continue to hold shares of Common Stock through the date of the Annual Meeting of Stockholders of the Company to be held on February 28, 2007, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “Annual Meeting”).

                Parthenon Investors II, L.P., a Delaware Limited Partnership (“Parthenon”); PCap Partners II, LLC, a Delaware limited liability company (“PCap Partners”); PCap II, LLC, a Delaware limited liability company (“PCap II”);  John C. Rutherford and Ernest K. Jacquet may be deemed to be indirect beneficial owners of the Common Stock owned by Giant (together with Giant, the “Beneficial Owners”).   Mr. Rutherford and Mr. Jacquet are the managing members of PCap II, which is the managing member of PCap Partners, which is the general partner of Parthenon, which, in turn, is the managing member of Giant.  Accordingly, as parents of Giant, each of Parthenon, PCap Partners and PCap II may be deemed to beneficially own their proportional interest in the shares of Common Stock directly beneficially owned by Giant, comprising 1,782,134.6 shares of Common Stock, representing 8.7% of the outstanding Common Stock of the Company (based upon 20,383,606 shares of Common Stock outstanding).  Additionally, as control persons of various entities indirectly investing in Giant, each of Mr. Rutherford and Mr. Jacquet may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Giant, comprising 1,834,000 shares of Common Stock, representing 9.0% of the outstanding Common Stock of the Company.  The principal business of Parthenon, a private equity fund based in Boston and San Francisco, is to make and oversee investments in equity and other interests in business organizations, domestic or foreign, including businesses the securities of which have no established market and may be restricted with respect to transfer, with the principal objective of appreciation of capital invested.   The principal business of PCap Partners is to act as the general partner of Parthenon and the principal business of PCap II is to act as the managing member of PCap Partners.  The principal occupations of Mr. Rutherford and Mr. Jacquet relate to their positions with PCap II and its affiliates.  The address for Giant, as reflected on the books of the Company as of the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting is 75 State Street, 26th Floor, Boston, MA 02109; and the business address for each of the Beneficial Owners is: 265 Franklin Street, 18th Floor, Boston, MA 02110.

This Notice is being delivered in accordance with the deadline set out in the Company’s Bylaws.  The execution and delivery of this Notice by Giant shall not be deemed to constitute a waiver of any of the Beneficial Owners’ right to contest the validity of such requirement.

Pursuant to Section 1.10 of the bylaws of the Company, Giant hereby notifies the Company that Giant hereby nominates  James Robert Stone (the “Nominee”) for election as a director of the Company at the Annual Meeting.  Certain additional information regarding the Nominee is set forth in Exhibit A.  There are no arrangements or understandings between the Beneficial Owners and the Nominee and any other person pursuant to which the nomination is being made by Giant, other than, subject to the Nominee’s fiduciary duties, if elected, the Nominee will seek value-enhancing strategic alternatives for the Company, if he deems them to be appropriate.  The Nominee will not receive any compensation from the Beneficial Owners for the Nominee’s services as director of the Company if elected.  If elected, the Nominee will be entitled to such compensation from the Company as is provided to other non-employee directors, as described in the Company’s proxy statement furnished to stockholders in connection with the Annual Meeting.

The Nominee has executed a consent to being nominated for election as a director of the Company and to serve as a director of the Company if elected at the Annual Meeting.  A copy of the consent executed by the Nominee is attached hereto as Exhibit B.

Giant, on behalf of itself and the other Beneficial Owners, reserves the right to nominate substitute or additional persons as nominees for any reason, including in the event that (1) the Board of Directors of the Company is expanded beyond its current size and/or (2) the Nominee is unable for any reason (including by reason of the taking or announcement of any action that has, or if consummated would have, the effect of disqualifying the Nominee) to serve as a director.

Exhibit C  sets forth the dates and the amounts of Giant’s purchases and sales of Common Stock of the Company within the previous two years.  The Nominee does not currently own any Common Stock, but previously has held indirect ownership of the Company through his former investment in Giant.

There are no material proceedings in which any Beneficial Owner, the Nominee or any of their associates is a party adverse to the Company or any of its subsidiaries, or has a material interest adverse to the Company or any of its subsidiaries.

Except as disclosed herein or in any of the exhibits attached hereto, none of the Beneficial Owners or the Nominee: (i) owns any securities of the Company of record but not beneficially; (ii) owns beneficially any securities of the Company or any parent or subsidiary of the Company; (iii) has, nor do any of their associates have, any agreement or understanding with any person with respect to any future employment by the Company or its affiliates; (iv) has, nor

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do any of their associates have, any agreement or understanding with any person with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (v) has, nor have any of their associates, engaged in or had a direct or indirect interest in any transaction since the beginning of the Company’s last fiscal year, or any currently proposed transaction to which the Company was or is to be a participant, in which the amount involved exceeds $120,000 and in which any related persons, as defined in Item 404(a) of Regulation S-K (“Regulation S-K”), had, or will have, a direct or indirect material interest; (vi) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the meeting proposed in this Notice aside from their respective interests as stockholders of the Company, (vii) is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (viii) has, during the past 10 years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (ix) has, during the past 5 years, been involved in any of the legal proceedings described in Item 401(f) of Regulation S-K. The term “associates” shall have the meaning as that term is defined in Rule 14a-1 of Regulation 14A under the Securities Exchange Act of 1934, as amended.

The Nominee has never served on the Board of Directors of the Company.  Except as otherwise set forth in this Notice, neither the Nominee nor any of the Nominee’s associates has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to other plans or other compensation from, or related to, services rendered on behalf of the Company, or is subject to any arrangement described in Item 402 of Regulation S-K.

To the knowledge of Giant, there are no relationships involving the Nominee or any of the Nominee’s associates that would have required disclosure under Item 407(e)(4) of Regulation S-K had the Nominee been a director of the Company.  There are no family relationships (as defined in Section 401(d) of Regulation S-K) between the Nominee and any director or officer of the Company or person nominated by the Company to become a director or executive officer.  Furthermore, under NASDAQ rules, a director qualifies as an “independent director” only once the Company’s Board of Directors determines that a director does not have any relationships that would interfere with his exercise of independent judgment in carrying out the responsibilities of a director of the Company; we believe that the Nominee has no such relationships.

Pursuant to Section 1.10(b) of the bylaws of the Company, Giant hereby further notifies the Company that representatives of Giant will appear at the Annual Meeting in person or by proxy to nominate the Nominee.  Furthermore, Giant hereby notifies the Company that the Beneficial Owners do not currently intend to, and are not part of a group that intends to, deliver a proxy statement and/or form of proxy to other holders of the Company’s stock, or to otherwise solicit proxies from stockholders in support of the Nominee.

The information included herein and in the exhibits attached hereto represents Giant’s best knowledge as of the date hereof.  Giant reserves the right, in the event such information shall be or become inaccurate, to provide corrective information to the Company as soon as reasonably practicable, although Giant does not commit to update any information which may

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change from and after the date hereof.  If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective, or if the Nominee shall be unable to serve for any reason, this Notice shall continue to be effective with respect to any replacement Nominee selected by Giant.

In addition, Giant requests written notice to 265 Franklin Street, 18th Floor, Boston, MA 02110, with copy to Jeffrey Seifman, P.C. of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, IL 60601 and Michael D. Okon of Kirkland and Ellis LLP at the address below of any alleged defects in this Notice as soon as possible, and Giant reserves the right, following receipt of such notice, to challenge and/or attempt to cure any such alleged defect.

Please direct any questions regarding the information contained in this Notice to Michael D. Okon of Kirkland and Ellis LLP, 153 E. 53rd Street, New York, NY 10022, (212) 446-4996.

Very truly yours,

Giant Investment, LLC

By: Parthenon Investors II, L.P., as managing member

By: PCap Partners II, LLC, as general partner

By: PCap II, LLC, as general partner

By:
Name: William C. Kessinger
Authorized Signatory

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Exhibit A

James Robert Stone, 43, Financial Consultant:  Business Address: 8300 Greensboro Drive, Ste. 1040, McLean, VA 22102; Residence Address: 3131 Connecticut Ave, NW, #2403, Washington, DC 20008.  Mr. Stone currently owns no shares of stock of the Company.

James Robert Stone has been a Managing Director at USBX, Inc. since November 2006 and is the Chief Executive Officer of Converge Capital, Inc. and the managing partner of CC BPO Investors, LLC.  Prior to founding Converge Capital in 2001, Mr. Stone was head of the Boston M&A offices for Updata Capital and Montgomery Securities and a  Director for PricewaterhouseCoopers Securities M&A and private placement group.

Mr. Stone started his banking career with Citicorp Leveraged Capital.  Prior to investment banking, Mr. Stone was the Vice President of Corporate Development for Affiliated Computer Services in Dallas, a leading provider of Business Process Outsourcing services.   Prior to working in investment banking, Mr. Stone practiced corporate law with Kirkland and Ellis LLP and Hale and Dorr. He is a current member of the Massachusetts Bar Association.  Additionally, Mr. Stone is an Adjunct Professor at the Boston University Graduate School of Management.  Mr. Stone received a B.S. from Boston University, an M.B.A. from the University of Texas at Austin and a J.D. from Columbia Law School.

Exhibit B

CONSENT OF NOMINEE

The undersigned hereby consents to being named as a nominee for election as a director of Tier Technologies, Inc. (the “Company”) to be voted at the annual meeting of stockholders of the Company or special meeting of stockholders regarding the election of directors, including any adjournments or postponements thereof, and further consents to serve as a director of the Company, if elected.

Name: James Robert Stone

January 24, 2007

Exhibit C

PURCHASES AND SALES OVER THE PAST TWO YEARS

The following table sets forth the dates and the amounts of Giant’s purchases and sales (marked with an asterisk) of Common Stock of the Company within the previous two years:

Transaction Date	Number of Shares Purchased/(Sold) by Giant	Number of Shares Relating to Parthenon, PCap Partners and PCap II’s Proportional Interest	Number of Shares Relating to Rutherford and Jacquet Proportional Interest
5/10/2005	50,500	48,621	50,040
5/11/2005	28,000	26,958	27,745
5/12/2005	54,500	52,473	54,004
5/13/2005	35,000	33,698	34,682
5/16/2005	80,000	77,024	79,272
5/17/2005	16,600	15,982	16,449
5/18/2005	5,000	4,814	4,955
5/19/2005	11,300	10,880	11,197
5/20/2005	3,000	2,888	2,973
*6/02/2005	(88,000)	(84,726)	(87,199)
6/10/2005	1,400	1,348	1,387
6/15/2005	31,675	30,497	31,387
6/21/2005	10,000	9,628	9,909
6/22/2005	57,100	54,976	56,580
6/24/2005	37,500	36,105	37,159
6/29/2005	3,000	2,888	2,973
7/01/2005	4,000	3,851	3,964
7/05/2005	500	481	495
7/06/2005	40,000	38,512	39,636
7/06/2005	15,000	14,442	14,864
7/07/2005	98,100	94,451	97,207
7/8/2005	200	193	198
7/11/2005	9,100	8,761	9,017
7/12/2005	2,700	2,600	2,675
7/15/2005	1,500	1,444	1,486
7/19/2005	55,000	52,954	54,500
7/28/2005	120,000	115,536	118,908
*7/29/2005	(1,969)	(1,896)	(1,951)
*8/1/2005	(600)	(578)	(595)
8/1/2005	15,000	14,442	14,864
8/2/2005	100,000	96,280	99,090
8/2/2005	203,000	195,448	201,153
8/2/2005	6,600	6,354	6,540
8/3/2005	222,700	214,416	220,673
8/5/2005	121,000	116,499	119,899

The following table sets forth the dates and the amounts of the Nominee’s purchases and sales (marked with an asterisk) of indirect ownership of the Company’s Common Stock within the previous two years:

Transaction Date	Amount of Shares Purchased/(Sold) by Nominee through investment in Giant
5/5//2005	$100,000
6/2/2005	$50,000
*9/8/2005	$(155,000)

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Annex A

STOCK CERTIFICATE